UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 2, 2015

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

Cayman Islands	1-34094	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

(Address of principal executive offices) (Zip Code)

(281) 404-4700

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Vantage Drilling Company (“Vantage”) is currently in discussions with members of an informal group of senior secured term loan lenders and secured noteholders, representing more than $1.5 billion of Vantage’s secured debt, on terms of a deleveraging transaction. In connection with these discussions, Vantage has not made a $40.8 million interest payment due on November 2, 2015 with respect to its 7.5% Senior Secured First Lien Notes due 2019 (the “7.5% Senior Notes”) and the related Indenture, dated as of October 25, 2012, as amended and supplemented (the “Indenture”). Vantage has elected to utilize the grace period under the 7.5% Senior Notes. This interest payment grace period expires on December 2, 2015. No agreement regarding a deleveraging transaction has been entered into at this time, and no assurances can be given that Vantage’s efforts will result in any such agreement.

Failure to make the interest payment prior to the expiration of the applicable grace period constitutes an “Event of Default” under the Indenture. If such Event of Default continues, the Trustee under the Indenture or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Item 8.01 Other Events

On November 2, 2015, Vantage has issued a press release regarding the above matters. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated November 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2015

VANTAGE DRILLING COMPANY

/S/ DOUGLAS G. SMITH
Douglas G. Smith Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

99.1	Press Release dated November 2, 2015.